JPMORGAN DISTRIBUTION SERVICES, INC.

MUTUAL FUND SALES AGREEMENT

This Agreement is entered into between Great-West Life & Annuity Insurance Company and Great-West Life & Annuity Insurance Company of New York (together the “Financial Intermediary”), GWFS Equities, Inc. (“BD”) (collectively, the “Great-West Companies”) and JPMorgan Distribution Services, Inc. (“JPMDS”) with respect to those series of each of the trusts listed on Exhibit A hereto (each a “Trust”; collectively the “Trusts”) (each series referred to as a “Fund” and collectively as the “Funds”) for whose shares (“Shares”) JPMDS serves as Distributor and for whom JPMDS provides distribution services.

WHEREAS, Financial Intermediary is a life insurance company that offers and sells shares of its separate accounts to plans that meet the requirements for qualification under Section 401 of the Internal Revenue Code of 1986, as amended (“Plans”);

WHEREAS, the Funds are offered to the general public and are not solely available for purchase by insurance company separate accounts;

WHEREAS, Financial Intermediary has established a separate account (“Separate Account”) registered with the Securities and Exchange Commission (“SEC”) that will invest in Shares and that it will issue variable annuity contracts funded through the Separate Account solely to Plans and/or their participants (“Participants”);

WHEREAS, the Funds will serve as investment vehicles under variable annuity contracts offered by Financial Intermediary to such Plans or its participants (“Participants”); and

WHEREAS, BD, as the principal underwriter and registered broker-dealer for such variable annuity contracts offered by Financial Intermediary will provide distribution services valuable to the Funds in the course of soliciting applications for the variable annuity contracts.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

A.	Financial Intermediary and BD.

1.	Status of Financial Intermediary and BD.

Financial Intermediary represents and warrants to JPMDS:

a)	That it is an insurance company duly organized and in good standing under applicable law and that it has authority authorizing it to conduct a life insurance business in all states;

b)	That, as applicable, it is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary;

c)	That it and the Separate Account currently do, and each will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations;

d)	That it has established the Separate Account, which is registered as a unit investment trust under the Investment Company Act of 1940;

e)	The Separate Account will invest in Shares and will issue variable annuity contracts funded through the Separate Account solely to Plans and/or Participants;

f)	The Shares are an appropriate investment for the Separate Account and are an appropriate funding medium for the variable annuity contracts issued through the Separate Account to Plans and Participants;

g)	That the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligation of Financial Intermediary; and

h)	If it plans to participate in the Depository Trust Clearing Corporation’s (“DTCC”) Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”), and/or the DTCC’s Networking system (“Networking”), Financial Intermediary is a member of the DTCC or otherwise has access to Fund/SERV and it has executed and filed with the DTCC the standard Networking agreement.

BD represents and warrants to JPMDS:

a)	That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 (“Exchange Act”); that it is registered with the SEC pursuant to Section 15 of the Exchange Act; that it is a member of the Financial Industry Regulatory Authority (“FINRA”) or, in the alternative, that it is a foreign dealer not eligible for membership in the FINRA but nevertheless agrees to abide by all the rules and regulations of the SEC and the FINRA which are binding upon underwriters and dealers in the distribution of securities of open-end investment companies; that its customers’ accounts are insured by the Securities Investors Protection Corporation (“SIPC”); and that, during the term of this Agreement, it will abide by all of the rules and regulations of the FINRA including, without limitation, the FINRA Conduct Rules. Financial Intermediary agrees to notify JPMDS immediately in the event of (1) the termination of its coverage by the SIPC, (2) its expulsion or suspension from the FINRA or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Financial Intermediary’s expulsion from the FINRA will automatically terminate this Agreement immediately without notice. Suspension of Financial Intermediary from the FINRA for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon JPMDS’ written notice of termination to Financial Intermediary;

b)	That it is registered with the appropriate securities authorities in all states, territories and jurisdictions in which its activities make such registration necessary;

c)	That the execution and delivery of this Agreement and the performance of the services contemplated herein have been duty authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligation of BD; and

d)	That it currently does, and will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations and will disclose its receipt of fees hereunder to Contractowners (and, if required, will obtain their consent to such receipt) in accordance with applicable laws and regulations.

2.	Financial Intermediary Acts as Agent for its Contractowners.

The parties agree that in performing its services under this Agreement:

a)	Each transaction shall be for the benefit of the Plans/Participants that own the variable annuity contracts offered by the Financial Intermediary (“Contractowners” or “customers”) and Shares will be held in the Financial Intermediary’s Separate Account;

b)	Financial Intermediary is acting as agent for its customer;

c)	The customer is for all purposes the customer of Financial Intermediary;

d)	Each transaction is initiated solely upon the order of the customer;

e)	As between Financial Intermediary and its customer, the customer will have full beneficial ownership of all Shares;

f)	Each transaction shall be without recourse to Financial Intermediary provided that Financial Intermediary acts in accordance with the terms of this Agreement; and

g)	Except for the limited purpose of receiving orders for Shares on behalf of the Separate Account as described in Section B of this Agreement, Financial Intermediary shall have no authority to act as agent for JPMDS or the Funds.

B.	Sales of Fund Shares.

1.	Offer and Sale of Shares

Financial Intermediary and BD will make the Funds available to Contractowners through the Separate Account only in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) and applicable rules, regulations and requirements. Financial Intermediary and BD will make no representations concerning any Shares not included in the Prospectus or SAI or in any authorized supplemental sales material supplied to Financial Intermediary by JPMDS or the Funds.

2.	Execution of Orders for Purchase and Redemption of Shares.

a)	All accepted orders for the purchase of any Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable initial sales load, if any) and all accepted orders for the redemption of any Shares shall be executed at the next determined net asset value per share, in each case as described in the Prospectus and SAI. Any applicable deferred sales charge, redemption fee, or similar charge or fee will be deducted by the Funds prior to the transmission of the redemption proceeds to Financial Intermediary or its customer (if applicable). JPMDS and the Funds reserve the right to reject any purchase request in their sole discretion. Financial Intermediary will be responsible for submitting all orders for the purchase and redemption of Shares.

The execution of all orders for Share transactions will be subject to the terms of the Prospectus and SAI and JPMDS’ written instructions to Financial Intermediary from time to time, and if executed through Fund/SERV, the DTCC’s rules and procedures. Specifically, the Financial Intermediary certifies that:

(i)	all orders received by Financial Intermediary or its “Correspondents” (as defined in Section B.2. (e) below) prior to the close of a Fund (generally, 4:00 p.m., Eastern Time (“ET’) other than a money market fund, which generally close multiple times each day) (each close of a Fund, a “Market Close”) on any day that a Fund is open for business (“Day 1”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the next day that the Fund is open for business (“Day 2”) (such orders are referred to as “Day 1 Trades”); and

(ii)	all orders received by Financial Intermediary or its Correspondents after the final Market Close on Day 1, but prior to the final Market Close on Day 2 (“Day 2 Trades”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the second day that the Fund is open for business following Day 1.

(iii)	if the Financial Intermediary cannot electronically transmit Day 1 Trades to the Funds by 8:00 a.m., ET on Day 2,. Financial Intermediary will transmit such orders by facsimile prior to the beginning of trading on the New York Stock Exchange (generally 9:30 a.m. ET) on Day 2.

b)

Day 1 Trades will be effected al the net asset value per share next calculated by the Fund following receipt of the trade by the Financial Intermediary or its Correspondents on Day 1, and Day 2 Trades will be effected at the net asset value per share next calculated by the Fund following receipt of the trade by Financial Intermediary or its Correspondents on Day 2. Dividends shall accrue as set forth in the applicable Prospectus and SAI. On each business day, JPMDS will use commercially reasonable efforts to provide to Financial Intermediary prior to 7:00 p.m. (ET), each Fund’s NAV as of its final Market Close for that day.

c)	Upon JPMDS’ reasonable request, Financial Intermediary agrees to promptly provide JPMDS with information separating customer orders received before and after a designated Market Close in order for JPMDS to validate the timing of Financial Intermediary’s receipt of orders.

d)	The Financial Intermediary and BD agree that neither the Funds, JPMDS nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by the Financial Intermediary’s customer or (ii) to determine the suitability of a particular Fund or class of Shares for such customer. The Funds, JPMDS and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary, BD or any of their customers resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

e)	Payments for Shares shall be made as specified in the Prospectus. If payment for any purchase order is not received in accordance with the terms of the Prospectus, JPMDS reserves the right, without notice, to cancel the sale and to hold the Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

f)	Financial Intermediary confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders on behalf of the Separate Account for Shares and transmitting them to the Funds. Financial Intermediary may authorize such intermediaries as it deems appropriate (“Correspondents”) to receive orders on the Funds’ behalf. Financial Intermediary shall be liable to the Funds for each Correspondent’s compliance with applicable regulations, requirements and this Section B.2. to the same extent as if Financial Intermediary itself had acted or failed to act instead of the Correspondent.

g)	Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);
(ii)	The provisions of this Agreement; and
(iii)	the Prospectus and SAI.

h)	Financial Intermediary further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus and SAI requirements with respect to late trading, market timing and abusive trading practices;

(ii)	has determined that each Correspondent has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus and SAI requirements with respect to late trading, market timing and abusive trading practices;

(iii)	will provide information and further certification to JPMDS or its designee to verify compliance with this Section B.2; and

(iv)	will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time.

3.	Shareholder Information.

a)	Financial Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Financial Intermediary Fund Account during the period covered by the request.

(i)	Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Fund may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii)	(a) Financial Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 3(a). If requested by the Fund or its designee, Financial Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 3(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund of its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 3(a) for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Financial Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the DTCC Standardized Data Reporting Format.

(iii)	The Fund agrees not to use the Shareholder information received from Financial Intermediary pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

b)	Financial Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through a Financial Intermediary Fund Account) that violate policies established for the purpose of eliminating or reducing market timing and abusive trading practices.

(i)	Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Financial Intermediary Fund Account(s) or other agreed upon information to which the instruction relates.

(ii)	Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Financial Intermediary.

(iii)	Financial Intermediary must provide written confirmation to the Fund that instructions have been executed. Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c)	For purposes of this Section 3 of the Agreement:

(i)	The term “Financial Intermediary Fund Account” means a direct or networked Shareholder account with the Fund maintained by Financial Intermediary or an omnibus account with the Fund maintained by Financial Intermediary.

(ii)	The term “Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the series of the trusts and corporation listed in the Agreement.

(iii)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through a Financial Intermediary Fund Account.

(iv)	The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Financial Intermediary Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Financial Intermediary Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by Financial Intermediary owning Shares held by or through a Financial Intermediary Fund Account.

(v)	The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(vi)	The term “Financial Intermediary” shall mean a “financial intermediary” as defined in 22c-2 of the Investment Company Act.

(vii)	The term “purchase” does not include the automatic reinvestment of dividends.

(viii)	The term “promptly” as used in 3(a)(ii) shall mean as soon as practicable but in no event later than ten business days from the Financial Intermediary’s receipt of the request for information from the Fund or its designee

4.	Multi-Class Distribution Arrangements.

Financial Intermediary and BD understand and acknowledges that the Funds may offer Shares in multiple classes, and represent and warrant that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each available class of Shares, (ii) that each customer is offered only Shares that are suitable investments for him or her, (iii) that each customer is given the opportunity to obtain sales charge break points or other sales charge reductions and discounts as detailed in the Prospectus and SAI, as applicable, and (iv) proper supervision of its representatives in recommending and offering the Shares of multiple classes to its customers.

5.	Blue Sky.

JPMDS will make available to Financial Intermediary, via DTCC’s Mutual Fund Service Profile II or otherwise provide a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time. Financial Intermediary and BD agree Shares will be sold only in the states and other jurisdictions appearing on the most recent list made available by JPMDS. Financial Intermediary and BD will not knowingly accept or act upon any instructions to purchase Shares from a customer located outside the United States of America or for the account of any non-US person.

6.	Tax Qualification.

Financial Intermediary and BD understand and acknowledge that the Funds are available for purchase by the general public, are not solely available for purchase by insurance company separate accounts and may not comply with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. 1-817.5 thereunder.

7.	Initial Sales Loads Payable to Financial Intermediary.

a)	On each purchase order accepted by JPMDS, Financial Intermediary will be entitled to receive the applicable percentage of the initial sales load, if any, as established by JPMDS from the amount paid by Financial Intermediary’s customer. The initial sales loads for any Fund shall be those set forth in the Prospectus. The portion of the initial sales load payable to Financial Intermediary may be changed at any time, at JPMDS’ sole discretion, upon written notice to Financial Intermediary.

b)	Orders may be settled by Financial Intermediary either (i) by payment of the full purchase price less an amount equal to Financial Intermediary’s applicable percentage of the initial sales load, or (ii) by payment of the full purchase price, in which case JPMDS shall pay Financial Intermediary, not less frequently than monthly, the aggregate sales loads due to it on settled purchase orders.

c)	Based upon the settlement method chosen by Financial Intermediary, it shall be the obligation of Financial Intermediary to either (i) assess the appropriate initial sales load for each purchase order and to forward the public offering price, net of the amount of the initial sales load to be reallocated to Financial Intermediary, to JPMDS, or (ii) to provide JPMDS with all necessary information regarding the application of the appropriate initial sales load to each purchase.

d)	Sales charge reductions, discounts, and waivers may be available as provided in the Prospectus and SAI. To obtain any such reductions, JPMDS must be notified promptly when a transaction or transactions would qualify for the reduced charge and Financial Intermediary must submit information that is sufficient (in the discretion of JPMDS) to substantiate qualification therefore. The foregoing shall include advising JPMDS of any Letter of Intent signed by Financial Intermediary’s customer or of any Right of Accumulation available to such customer. If Financial Intermediary fails to so advise JPMDS, Financial Intermediary will be liable for the return of any commissions plus interest thereon. Rights of Accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and Financial Intermediary hereby authorizes any adjustment to its account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled.

e)	In the event that Financial Intermediary notifies JPMDS in writing that Financial Intermediary elects to waive the initial sales load, and if the Prospectus permits such waiver, the initial load will not be assessed on the transaction.

f)	Neither the Fund nor JPMDS shall have any responsibility to correct the payment or assessment of an incorrect initial sales load due to the failure of the Financial Intermediary to fulfill the foregoing obligation.

8.	Contingent Deferred Sales Charges and Advance Commissions Payable to Financial Intermediary.

a)	Upon the purchase of certain Shares, JPMDS will pay Financial Intermediary an advance commission as described in the Fund’s Prospectus. This amount is not to be considered an initial sales load and will not be deducted from the public offering price or the Shares. A contingent deferred sales charge (“CDSC”) will be assessed upon the redemption of Shares, as described in the Prospectus.

b)	In the event that Financial Intermediary notifies JPMDS in writing that Financial Intermediary elects to waive such advance commission, and if the Fund’s Prospectus permits such a waiver, the advance commission will not be paid and the CDSC will not be charged upon the redemption of the relevant Shares. Neither the Fund nor JPMDS shall have any responsibility to correct the assessment of an incorrect CDSC due to the failure of the Financial Intermediary to fulfill the foregoing obligation.

c)	In the event that Financial Intermediary maintains an omnibus account with the Funds’ transfer agent, Financial Intermediary must be able to account for share ownership periods used in calculating the CDSC in order to receive advanced commissions from JPMDS.

C.	Distribution Services and Fees.

1.	Agreement to Provide Distribution Services.

JPMDS hereby appoints BD to furnish sales and marketing services to Contractowners who, through the Separate Account, invest in and own Shares that pay a distribution fee under distribution plans adopted by the Funds pursuant to Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Fees”).

2.	Asset-Based Sales Loads.

During the term of this Agreement, JPMDS will pay BD Rule 12b-1 Fees as set forth in the Prospectus. JPMDS may, in its sole discretion, reduce the amount of, or eliminate entirely, Rule 12b-1 Fee payments. In addition, Rule 12b-1 Fees may be reduced or eliminated at any time if the distribution plans under which the fees are paid are materially amended or terminated either by the Board of the Funds or by vote of a majority of the outstanding Shares. JPMDS reserves the right not to pay Rule 12b-1 Fees to BD if BD’s 12b-1 Fee payments for a given month are deemed to be de minimis. JPMDS currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate pro-ration of Rule 12b-1 Fee payment on the basis of the number of days that this Agreement is in effect during the period.

D.	Networking.

If the parties plan to participate in Networking, each agrees to do so pursuant to the standard Networking agreement it has executed and filed with the DTCC and the DTCC’s rules and procedures.

E.	Delivery of Prospectuses and Reports to Contractowners.

BD or Financial Intermediary will forward or cause to be forwarded to Contractowners the Funds’ current effective statutory prospectus (the “Statutory Prospectus”), currently effective SAI, periodic financial reports, proxy materials and other Fund communications as required to be delivered to, or received by, Contractowners under Applicable Law or as reasonably requested by JPMDS or a Fund. However, BD and Financial Intermediary may provide a current effective summary prospectus (the “Summary Prospectus”) in lieu of a Statutory Prospectus as permitted under Applicable Law, unless instructed otherwise by JPMDS or a Fund. BD or Financial Intermediary shall respond to requests for a Summary Prospectus, Statutory Prospectus, SAI, currently effective annual report or currently effective semi-annual report made by a customer directly to BD or Financial Intermediary with the documents that JPMDS or a Fund has provided to it hereunder, including any applicable supplements, as required under Applicable Law. Unless instructed by JPMDS or a Fund to the contrary, BD and Financial Intermediary may consolidate or utilize “household” mailing for the delivery of the above-described materials where permissible under, and in accordance with, Applicable Law, and, unless instructed by JPMDS or a Fund to the contrary, the delivery of the materials may be accomplished via electronic means, so long as the methodologies utilized by BD and Financial Intermediary comply with Applicable Law relating to the delivery and receipt of such materials, including, but not limited to, that BD and Financial Intermediary received informed consent from all applicable shareholders permitting the method and manner of such use, and BD and Financial Intermediary maintain, and agree to provide to JPMDS or a Fund upon request, records of each such delivery.

F. Indemnification.

a)	Financial Intermediary and BD shall indemnify and hold harmless JPMDS, each Fund, the transfer agent of the Funds, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by Financial Intermediary or BD of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(ii)	any Fund’s failure to comply with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. 1-817.5 thereunder;

(iii)	any actions or omissions of JPMDS, any Fund, the transfer agent of the Funds, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary or BD; and

(iv)	any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, BD, their respective agents and employees, in the performance of, or failure to perform, the obligations under this Agreement, or any reckless disregard of the obligations under this Agreement.

b)	JPMDS shall indemnify and hold harmless Financial Intermediary, BD and each of their subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(ii)	any alleged untrue statement of a material fact contained in any Fund’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

c)	Neither JPMDS, Financial Intermediary, nor BD shall be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability, which the parties may otherwise have.

d)	The agreement of the parties in this Section F to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (4) shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party’s interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

e)	The provisions of this Section F shall survive the termination of this Agreement.

G. Confidentiality.

a)	Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference to, or reliance upon, Proprietary Information.

b)	All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to Contractowners of Financial Intermediary are and shall remain the sole property of the Funds and Financial Intermediary and shall not be disclosed to or used by the Funds, the Financial Intermediary, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section G shall not prohibit the Financial Intermediary, the Funds, JPMDS, or any of their affiliates from utilizing the names of Contractowners of Financial Intermediary for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

c)	If applicable, Financial Intermediary will deliver the Funds’ privacy policy as required by Regulation S-P.

d)	The provisions of this Section G shall survive the termination of this Agreement

H. Anti-Money Laundering Program.

Financial Intermediary and BD represent that each has established an Anti-Money Laundering Program (“AML Program”) that is reasonably designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of the customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds and/or JPMDS with any requested information about its customers and their Fund accounts in the event that the Funds and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

I. Miscellaneous.

1.	ERISA Assets.

To the extent Shares are purchased by Financial Intermediaries’ Contractowners through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (an “ERISA Plan”), Financial Intermediary and BD each represent and warrant that it either:

a.	is not a “fiduciary” with respect to the provision of the services contemplated herein to any ERISA Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

b.	the receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any ERISA Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

2. Use of Names.

The Great-West Companies and JPMDS shall not use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates without the other party’s written consent and the Great-West Companies shall not use the name of the Funds in any manner without JPMDS’ written consent, in each case except as required by any applicable federal or state law, rule or regulation, and except that the Great-West Companies may identify the Funds in a listing of funds offered by Financial Intermediary through the Separate Account.

3.	Security Against Unauthorized Use of Funds’ Recordkeeping Systems.

Financial Intermediary and BD each agree to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Funds or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMDS.

4.	Certification of Contractowners’ Taxpayer Identification Numbers.

Financial Intermediary and BD agree to obtain any taxpayer identification number certification from Contractowners required under the Code, as amended, and any applicable Treasury regulations, and to provide JPMDS, or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding. Financial Intermediary and BD will not knowingly accept or act upon any instruction to purchase Shares from a customer located outside the United States of America or for the account of any non-US person.

5.	Notices.

a)	Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by:

(i)	personal delivery;

(ii)	postage prepaid, registered or certified United States first class mail, return receipt requested;

(iii)	overnight courier services; or

(iv)	facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

b)	Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

6.	Records.

Financial Intermediary will maintain all records required to be kept by state and federal law, regulation or rules relating to transactions in Shares and, upon request by the Funds, will promptly make such records available to the Funds or their designee.

7.	Delegation of Duties.

Either party may employ an affiliate or a third party to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party.

8. Effective Date, Amendment and Termination.

a)	This Agreement shall become effective as of the dale executed by JPMDS or as of the first date thereafter upon which Financial Intermediary executes any transaction, performs any service, or receives any payment pursuant hereto. This Agreement supersedes any other agreements between the parties with respect to the offer and sale of Shares and other matters covered herein.

b)	This Agreement shall continue in effect, with respect to Rule 12b-1 Fees payable by each Fund, until the October 31st following the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Funds, including a majority of the members of the Board of the Funds who are not interested persons of the Funds cast in person at a meeting called for that purpose.

c)	This Agreement may be amended by mutual signed written agreement of the parties hereto.

d)	Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i)	at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of the Funds who are not interested persons of the Funds or by a vote of a majority of the outstanding voting Shares as defined in the Investment Company Act on not more than sixty (60) days’ written notice to the parties to this Agreement;

(ii)	automatically in the event of the Agreement’s assignment as defined in the Investment Company Act, upon the termination of the Distribution Agreement between the Funds and JPMDS, or upon the termination of the applicable distribution plan(s); and

(iii)	by any party to this Agreement without cause by giving the other party at least thirty (30) days’ written notice.

e)	The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

9. Authorization.

The Great-West Companies and JPMDS each represents to the other (i) that it has the requisite authority to enter into and perform its responsibilities under this Agreement; and (ii) that this Agreement constitutes its valid and binding obligation.

10. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

11. Counterparts; Severability.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect.

JPMORGAN DISTRIBUTION SERVICES, INC.		FINRA CRD Number: 104234
Street Address:
460 Polaris Parkway
2nd Floor, OHI – 1235
Westerville, OH 43082

By:	/s/ Susan S. Montgomery

Name:	Susan S. Montgomery
Title:	President

Date:	4/27/15

GWFS EQUITIES, INC.

Address 8515 East Orchard Road

City: Greenwood Village State CO Zip Code 80111

Phone: (303) 737-3000		Fax: (303) 737-3827

By:	/s/ William Harmon
Authorized Signature

Senior Vice President
Title

William Harmon
Print Name or Type Name

4-22-2015
Dated

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

FINRA CRD Number: N/A

Address 8515 East Orchard Road

City: Greenwood Village State CO Zip Code 80111

Phone: (303) 737-3000	Fax: (303) 737-3827

By:	/s/ William Harmon
Authorized Signature

Senior Vice President
Title

William Harmon
Print Name or Type Name

4-22-2015
Dated

	GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK	FINRA CRD Number:
NA

Address 8515 East Orchard Road

City: Greenwood Village State CO Zip Code 80111

	Phone: (303) 737-3000	Fax: (303) 737-3827

By:	/s/ William Harmon
Authorized Signature

Senior Vice President
Title

William Harmon
Print Name or Type Name

4-22-2015
Dated

EXHIBIT A

FUNDS AND SHARE CLASS

JPM Undiscovered Managers Behavioral Value Fund (A shares)

JPM Disciplined Equity Fund (A Shares)